Exhibit 10.51

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement ”) is effective as of the Effective Date (as defined herein) and is entered into by and among Green Plains, Inc., an Iowa corporation (“GPRE”), its wholly owned subsidiaries SCI Ingredients Holdings, Inc., and its operating subsidiary Fleischmann’s Vinegar Company, Inc., each a Delaware corporation (such subsidiaries collectively, the “Company”), and Kenneth M. Simril, an individual (“Executive”) this 27th day of September, 2016.

In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1. Employment; Location. The Company hereby employs Executive and Executive hereby accepts such employment in the Cerritos, CA metro area.  As soon as reasonably practicable after the Effective Date, GPRE shall open a small office for limited Company executives in the Los Angeles, CA metro area.

2. Term.  Executive’s employment shall be “at-will” and may be terminated at any time, by either party, for any reason whatsoever (the “Term”).  Executive shall provide sixty (60) days’ prior written notice if he decides to terminate this Agreement without Good Reason (as defined herein).  Executive is currently and has been employed with the Company; provided, however, the Company is a party to a Stock Purchase Agreement with GPRE and the Sellers  (as defined and set forth in the Stock Purchase Agreement) (the “SPA”), and the parties hereto recognize that Executive’s employment with the Company after the closing of the transactions contemplated in the SPA depends on the parties hereto agreeing upon the terms, conditions and consideration set forth herein.  The parties further intend that this Agreement shall become effective immediately upon the Closing (as defined in the SPA, and hereinafter, the “Effective Date”), and should the Effective Date not occur, this Agreement shall be null and void.   At the Effective Date, this Agreement replaces in its entirety the Employment Agreement by and between SCI Ingredients Holdings, Inc. and Executive dated January 30, 2015.

3. Duties and Authorities. During the Term:

3.1 Executive shall serve as the President & Chief Executive Officer of the Company and shall report to the Chief Executive Officer (“GPRE CEO”) of GPRE. Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions in similar businesses in the United States, including such responsibilities and duties assigned by the GPRE CEO from time to time (the “Duties”).

3.2 Executive shall diligently execute such Duties and shall devote his full time, skills and efforts to such Duties, subject to the general supervision and control of the GPRE CEO.  Executive will not engage in any other employment, occupation or consulting activity during the Term of this Agreement, without the consent of the GPRE CEO; provided, however, that Executive may manage  his personal investments, serve on civic, charitable or non-profit boards, engage in charitable activities and conduct the activities set forth on Schedule 1  so long as such activities do not materially interfere with his performance of the Duties.

4. Compensation and Benefits. The Company or GPRE, as applicable, shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company and GPRE, the following compensation and benefits:

4.1 Base Salary. The Company shall pay Executive a base salary of Three Hundred Fifty Thousand Dollars ($350,000) per year.  Base salary shall be payable in equal installments twice monthly or at more frequent intervals in accordance with the Company’s customary pay schedule.  The Company shall annually consider increases of Executive’s base salary and may periodically increase such base salary in its discretion.

4.2 Additional Compensation. In addition to base salary, the Company shall pay the following to Executive:

(a) Signing Bonus.  Within three (3) business days of the Effective Date, the Company shall make a one-time cash payment of Two Hundred Fifty Thousand Dollars ($250,000) as a signing bonus.  Such bonus shall be repaid by Executive to the Company in the event Executive terminates employment, in the first year from the Effective Date, without Good Reason (as hereinafter defined) or the Company terminates Executive for Cause (as hereinafter defined).

(b) Annual Bonus.  Executive shall continue to participate in the Company’s incentive plan through the end of the Company’s 2017 fiscal year  (i.e., through June 30, 2017) under terms and conditions as in effect immediately prior to the Effective Date.  Thereafter, Executive will be entitled to participate in the GPRE short-term incentive plan (“STIP”) which currently has designated a bonus opportunity each calendar year of up to two hundred percent (200%) of annual base salary, payable annually,  when target objectives set by GPRE’s Compensation Committee are achieved. Executive’s STIP award opportunity for the 2017 calendar year (including the applicable target objectives) will be for the “stub” period from July 1, 2017 through December 31, 2017.  The STIP is subject to change at the discretion of the Board of Directors of GPRE (the “Board of Directors”). Notwithstanding the provisions herein, unless terminated for Cause, Executive shall be guaranteed to receive a minimum of $350,000 as an annual bonus for the Company’s 2017 fiscal year at the one-year anniversary of the Effective Date, provided Executive is still employed with the Company at such anniversary.

(c) Long-Term Incentive Compensation.  The GPRE Compensation Committee of GPRE has developed a long-term incentive program (“LTIP”) for GPRE, which is subject to change at the discretion of the Board of Directors. Executive shall be eligible to participate in such LTIP at the sole discretion of the Board of Directors, in each case at levels and under terms and conditions at least commensurate with those provided to similarly situated executives of GPRE.

4.3 Equity Incentive Compensation.

(a) Stock Compensation.    Within three (3) business days of the Effective Date, GPRE shall provide Executive a grant of $500,000 of  GPRE’s common stock (using the closing price on the Effective Date), which shall be subject to terms and conditions set out in the Company’s 2009 Equity Compensation Plan and related stock grant.    As will be set forth in the

related stock grant, the shares shall vest as follows:  one-third shall vest one year after the Effective Date, with one-third vesting each year thereafter until fully vested.  Except as otherwise stated herein, all shares not vested at the time of Executive’s termination from employment shall be forfeited.

4.4 Additional Benefits.  Executive will continue to participate in Company benefit plans at levels and under terms and conditions in effect immediately prior to the Effective Date until such time as GPRE transitions such benefits to GPRE benefit plans.  Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company and GPRE made available to officers of the Company and GPRE,  in each case at levels and under terms and conditions at least commensurate with those provided to similarly situated executives.   As an officer and director of GPRE and the Company, Executive shall be provided with indemnification coverage under GPRE’s and/or the Company’s charter, and Executive shall also be covered under GPRE’s and/or the Company’s D&O insurance policies in effect from time to time.

4.5 Vacation.  Executive shall be entitled to an aggregate of up to four weeks leave for vacation for each calendar year during the Term at full pay.  Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company’s reasonable business needs. No more than five (5) days vacation may be carried over from one year to the next year.

4.6 Deductions.  The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Executive.

5. Business Expenses. Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement. The Company shall reimburse Executive in accordance with the Company’s business expense reimbursement policy.

6. Intentionally Left Blank

7. Termination.

7.1 Termination for Cause.  Executive’s employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive. As used in this Agreement, “Cause” shall mean one of the following: (a) a material breach by Executive of the terms of this Agreement, not cured within thirty (30) days from receipt of notice from the GPRE CEO of such breach, (b) conviction of or plea of guilty or no contest to, a felony; (c) willful misconduct or gross negligence in connection with the performance of Executive’s duties; or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company.  For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered "willful" unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company or GPRE.  If the Company terminates Executive’s employment for Cause, Executive shall be paid his salary and benefits through the date of termination and, except as otherwise required by applicable law or under any applicable and properly approved compensation plan or arrangement, no other amounts shall be payable.

7.2 Termination without Cause or for Good Reason.  The Company may terminate Executive’s employment at any time for any reason (or no reason) other than Cause, as determined by the GPRE CEO, and the Executive may terminate Executive’s employment with the Company for Good Reason and resign any and all positions as officer of the Company and any related companies. If the Company terminates Executive’s employment without Cause or the Executive terminates his employment for Good Reason:

(a) The Company shall pay within 10 business days after such termination:  (1) an amount equal to six (6) months of Executive’s full annual base salary on the date of his termination; and (2) for fiscal year ending June 2017, to the extent then unpaid (if applicable), the minimum guaranteed 2017 fiscal year annual bonus contemplated in Section 4.2(b); and

(b) All options and other equity awards, whether made pursuant to this agreement or otherwise, shall become fully vested and released from any restrictions on transfer upon such termination.

As used in this Agreement, “Good Reason” shall mean any of the following if the same occurs without Executive’s express written consent:  (a) a material diminution in Executive’s base salary as described in Section 4.1, which for such purposes shall be deemed to exist with a reduction of greater than fifteen percent (15%); (b) a material diminution in Executive’s authority, Duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report; (d) a material change in the geographic location at which Executive must perform the services pursuant to Section 1; (e) any material reduction or other adverse change in Executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (f) any other action or inaction that constitutes a material breach by GPRE or the Company under this Agreement. To terminate for Good Reason, an Executive must incur a termination of employment on or before the second (2nd) anniversary of the initial existence of the condition.

Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 60 days of the initial existence of the condition, upon the notice of which GPRE or the Company shall have a period of 30 days during which it may remedy the condition.

7.3 Termination by Executive Without Good Reason.  If Executive terminates without Good Reason, then Executive will be required to give the Company at least sixty (60) days’ notice.  If Executive terminates without Good Reason then Executive will be paid his salary and benefits through the date of termination and, except as otherwise required by applicable law, no other amounts shall be payable except as provided under any applicable and properly approved compensation plan or arrangement.

7.4 Effect of Termination.  In the event Executive’s employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that (a) the terms of this Section 7 and of Sections 8 through 22 below shall survive such termination and (b) GPRE and the Company shall continue to be obligated to fulfill their obligations pursuant to Sections  4 and 5 to the extent they have not been satisfied as of the date of such termination.  Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement, except to the extent provided in any applicable compensation plan or arrangement.

8. Covenant Not to Compete; Nonsolicitation.

8.1 Covenant.  Executive hereby agrees that, while he is employed or engaged by the Company as either an employee or as a consultant pursuant to this Agreement, and, in any event, for the one  (1)  year period following Executive’s termination of employment for any reason, he will not engage in Competition (as defined in Section 8.1 below) with the Company or its subsidiaries.

8.2 Competition.  Competition shall  mean: (a) engaging in the Business (as defined below) anywhere in the Restricted Territory (as defined below); or (b) to be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of, or to otherwise acquire or hold any interest in, or participate in or knowingly facilitate the financing, operation, management or control of any firm, partnership, corporation, person, entity or business that engages in the Business in the Restricted Territory.

Notwithstanding the foregoing, the Executive shall not be precluded from (i) purchasing or owning, directly or beneficially, as a passive investment, two percent (2%) or less of the securities of any publicly-traded entity that engages in the Business if he does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity, (ii) holding a passive investment in an entity engaged in the Business held through an index fund, an exchange traded fund, a mutual fund, hedge fund, or other form of collective investment or fund, or through a managed account, in each case, where a third-party that is not affiliated with the Executive exercises investment discretion in respect of such fund or account and in which the Restricted Person does not have the ability to control or exercise any managerial influence over such fund or account, (iii) purchasing or owning, directly or beneficially, any investment in any entity if, at the time such investment is made, the entity in which such investment is made is not engaged in the Business, and to the extent such entity later commences to engage in the Business the Executive does not have the ability to control or exercise any managerial influence over such entity and is not otherwise associated with such entity, (iv) engaging in civic, charitable and academic pursuits, including serving on boards, committees or similar bodies of charitable, civic or other nonprofit organizations, or (v) serving as an executor, trustee or other similar fiduciary.

"Business" means either: (a) the business of any products or services that are competitive with or substitutable for those products or services offered or being developed by the Company or any of its subsidiaries, whether in existence at the Effective Date or at any time prior to the termination of this Agreement, or (b) the business of vinegar production, the retail sales of vinegar or the production of food ingredient products, in any case, that are competitive with or substitutable for those products or services offered or being developed by the Company or any of its subsidiaries.

"Restricted Territory" means (a) anywhere in the United States, Canada or Mexico or (b) any other country to which the products or services of the Company and/or any of its subsidiaries are being sold directly or through distribution streams as of the Effective Date or at any time prior to the termination of this Agreement.

8.3 Nonsolicitation.  Executive hereby agrees that while he is employed or engaged by the Company as either an employee or as a consultant pursuant to this Agreement, and, in any event, during the one  (1) year period following Executive’s termination of employment for any reason, he will not directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company, other than for GPRE or the Company, with respect to any product or service being furnished, made or sold by the Company at any time during Executive’s employment with the Company.  Executive further agrees that during such time period, Executive shall not, directly or indirectly, solicit, encourage or attempt to solicit any of the executives, managers or employees who are employed by the Company on his termination date to become executives, manages or employees of any other person or entity with which Executive is affiliated.

9. Confidential Information.  Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature (“Confidential Information”). Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Executive’s employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company’s premises any such material or equipment or any reproduction thereof; provided, however, that Executive may retain a copy of this Agreement and any other agreement, contract, plan, policy or arrangement under which he receives compensation or benefits from or on behalf of GPRE, the Company or their affiliates.

10. Inventions.

10.1 Disclosure of Inventions.  Executive hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any “Employment Inventions” (as defined in Section 10.3 below) while he is employed by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Inventions to the GPRE CEO or to any other Company officer designated by the Board of Directors.

10.2 Ownership, Assignment Assistance and Power of Attorney.  All Employment Inventions shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Employment Inventions in any country. Executive hereby assigns to the Company any rights which he may acquire in such Employment Inventions. Furthermore, Executive agrees to assist the Company in every proper way at the Company’s expense to obtain patents, copyrights and other statutory or common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Executive’s obligations under this Section 10 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Executive at a reasonable rate after any such termination for the time which Executive actually spends at the Company’s request in rendering such assistance. In the event the Company is unable for any reason whatsoever to secure Executive’s signature (after reasonable attempts to do so) to any lawful document required to apply for or to enforce any patent, copyright or other statutory or common law protections for such Employment Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and prosecution of such patents, copyrights or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

10.3 Employment Inventions.  The definition of “Employment Invention” as used herein is as follows: “Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by Executive which is: (a) conceived, developed, reduced to practice, or created by Executive: (i) within the scope of his employment; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property; (b) the result of any work, services, or duties performed by Executive for the Company; (c) related to the industry or trade of the Company; or (d) related to the current or demonstrably anticipated business, research, or development of the Company.

10.4 Prior Inventions.  Executive has identified on Exhibit A attached hereto a complete list of all inventions which Executive has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to employment with the Company and which Executive desires to exclude from the operation of this Agreement.

10.5 Inventions of Third Parties.  Executive shall not disclose to the Company, use in the course of his employment, or incorporate into the Company’s products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party and Executive has been directed by the GPRE CEO to do so.

11. Compliance with Section 409A of the Code; Section 280G of the Code.  Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, construed and conformed in accordance with Section 409A of the Code and regulations and other guidance issued thereunder. If, on the date of Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)), Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment shall be made under this Agreement at any time during the 6-month period following the Employee's separation from service of any amount that results in the "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and (v), and any amounts otherwise payable during such 6-month period shall be paid in a lump sum on the first payroll payment date following expiration of such 6-month period.     Each payment under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.

12. No Conflicts.  Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

13. Equitable Remedies.  Executive acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 8 9 or 10 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

14. Assignment.  This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the GPRE CEO. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

15. Waiver or Modification.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

16. Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersede all prior oral or written understandings and agreements with respect to such specific subject matter.

17. Severability.  If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

18. Notices.  All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested. Such notices shall be deemed to have been given: (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (local time, Omaha, Nebraska) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (c) if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted. Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party. Notices shall be deemed effective upon receipt.

19. Governing Law.  The parties acknowledge and agree that after the Effective Date, substantial aspects of the business will occur in Nebraska and as such, this Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without reference to the choice of law provisions thereof. Any action, suit or proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in any federal court of the United States of America sitting in the State of Nebraska, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding shall be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.

20. Attorneys’ Fees.  In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys’ fees incurred in connection with such action or proceeding.

21. Construction. Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement. Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement. This Agreement shall be construed as though all parties had drafted it and each party acknowledges that they have had adequate time to consult with their own legal counsel.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

IN WITNESS WHEREOF, Executive has signed this Agreement personally and GPRE and the Company have each caused this Agreement to be executed by its duly authorized representative.

GREEN PLAINS INC.

By: /s/ Todd Becker

Name:  Todd Becker

Title: Chief Executive Officer

SCI Ingredients Holdings, Inc.

By: /s/ Todd Becker

Name:  Todd Becker

Title: Chairman of the Board

Fleishmann’s Vinegar Company, Inc.

By: /s/ Todd Becker

Name:  Todd Becker

Title: Chairman of the Board

Address for GPRE and COMPANY:

Green Plains Inc.

450 Regency Parkway Suite 400

Omaha NE 68114

Executive

/s/ Kenneth M. Simril, individually

Address:

Mr. Kenneth M. Simril

12604 Hidden Creek Way, Suite A

Cerritos, California 90703

EXHIBIT A

EXCLUDED INVENTIONS

None

SCHEDULE I

Executive will, effective October 1, 2016, serve on a for-profit board for a private company.  Commensurate with this appointment, Executive will relinquish his board duties at the Los Angeles County Employee Retirement Association, effective on or around January 2017.